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17th Annual Needham Healthcare Conference
New York, NY
March 27, 2018 10:30 AM (ET)
Transcript

<<Marc Chehlaoui, Analyst, Needham & Company>>

Good morning and welcome again to Needham Healthcare Conference. My name is Marc Chehlaoui from the Needham West Coast sales team. It's my pleasure to introduce Akcea Therapeutics, we have today the CEO and President, Paula Soteropoulos.

<<Paula Soteropoulos, President & Chief Executive Officer>>

Thank you, Marc. Pleasure to be here today to talk to you about Akcea Therapeutics. We're a company focused on developing transformative therapies for patients with serious diseases.

Just as a reminder, I will be making forward-looking statements today with associated risks and uncertainties.

We are a company that was established about three years ago. We went public in July, very much on our way to launching our first drug potentially with approval in this summer. But about two weeks ago we announced a transaction, a very formative transaction with Ionis Pharmaceuticals for two drugs that we licensed for hereditary ATTR which I'll talk quite a bit about but this is a bringing us a second rare disease drug that we’ll be launching this year as well. So we're in a position to have two transformative rare disease drugs we’ll be launching in the middle of this year.

Both drugs have been filed U.S., Europe, and volanesorsen also in Canada and with the addition of these two additional drugs we now have six drugs in our pipeline. I’ll just talk a little bit about the collaboration first, since it has just occurred. It's an important one for us, because at Akcea our focus has been to develop and commercialize novel therapies. This accelerates our ability to become a very significant player especially in rare diseases.

We have licensing again a drug that is in registration right now, and a follow on compound that will go into the clinic this year for the same disease, again, hereditary transthyretin amyloidosis.

The collaboration allows for a very meaningful economics for both Akcea and for Ionis. It fast tracks our ability to grow the company, and it allows for the drug inotersen to be in a commercial-ready position as quickly as possible to successfully launch that product.

Ionis has begun to build out their commercial infrastructure, and so with this transaction, we're bringing over their leadership from that team. Sarah Boyce who had been leading the build-out of the inotersen team will be coming over to Akcea as President in joining our board, and this transaction will be subject to shareholder approval which will be in April, the middle of April, it will be a shareholder vote meeting.

So, this is our pipeline, six drugs four of which on the bottom were the original drugs in the Akcea pipeline all focused on cardiometabolic lipid disorders, the first of which was volanesorsen focused on two rare diseases and then the ATTR drugs and I'll go through a bit of detail in some of these.

But again we're poised to launch these two drugs in the middle of this year, very exciting for us to bring forward drugs that can change the lives of very sick patients, who have no real treatment options today.

We’ll just start with inotersen. This is a drug that we believe truly can transform hereditary ATTR. This is a disease that is very devastating, it's progressive and it is fatal. It's a disease that runs in families, many patients, who have seen and watched their parents, their siblings just deteriorate from this disease. And our goal within inotersen is to change the face of this disease, to change the course of the lives of these patients. And bring a truly effective treatment for these patients.

It is, as I said, a devastating disease but it's a very systemic disease. It is caused by the missed folding of the TTR proteins, which then creates amyloid fibrosis, which deposits throughout the tissues in the body. So, there are effects throughout the body, most devastating which are neuropathy and these patients start to lose the ability to feel their feet, to be able to push a gas pedal. They can't drive, they can't really, they lose the ability to walk, they end-up in a wheelchair.

They lose the ability to feel the feeling in their hands, can't button their shirts. So they start to really lose a lot of their independence, they become caregiver dependent. They also have, could have manifestations of severe cardio myopathy, which results in a very rapid heart failure. Patients can die anywhere from three years to fifteen years from the onset or the diagnosis but it is a failed disease.

Autonomic neuropathy is a very severe problem for these patients and you can imagine they lose the ability to just have their normal functions. They have explosive diarrhea they can't go out to a restaurant to socialize, they are confined to their homes. So the disease affects so many aspects of their life that it really over time just deteriorates their independence. And it is a fatal disease.

Inotersen is a drug that can truly impact both the early stages and later stages of the disease, in the way that we believe that it will provide patients significant advantages, is that even the early stages of the disease, where these patients are still trying to hold onto their independence. They're still working, it is a drug that offers at home convenient dosing that they can do themselves then in the later stages, where they’re mobility impaired and caregiver dependent they can still take their drugs at home and not be dependent on a caregiver to bring them up for their treatment.

So an important advantage for these patients, to be able to continue to hold onto their independence, as this disease affects them. In the Phase 3 trial for inotersen, importantly, inotersen showed significant and increasing improvement in quality of life as measured by the Norfolk quality of life score and also showed a significant increasing improvement in their mNIS+7 score, this is a score of their neuropathy intensity.

Yesterday, we shared data at the ISA Conference that included not only this Phase 3 data but open label extension data that showed continued improvement in both the quality of life and the improvement in the mNIS+7. And that went out to 27 months with the open label extension.

So importantly, inotersen has the opportunity to provide a very effective and convenient treatment for this very devastating disease. We have filed in U.S. and Europe, the PDUFA date is July 7 for inotersen. The FDA has indicated no AdCom panel will be necessary. So we're very much in the mode of gearing up for a very rapid launch for inotersen. We also have an expanded access program that has been open that we've seen tremendous drive for and so we're opening up more sites than we had originally anticipated.

Just to note, this is Greg, he's one of the typical teacher of patients, it's very much a family disease. He watched his brother deteriorate and die slowly of this disease. He lives with this disease every day and is affected and worries about his children and how they will be affected. And so has renewed hope now with possibility of a drug changing the phase of this disease for his children.

I'm going to switch gears to volanesorsen which is our other drug that's in registration. And this is a drug that we have a PDUFA date in the U.S. of August 31. So also we’ll be launching this summer. It is potentially the first treatment for another severe devastating disease called familial chylomicronemia syndrome or FCS. This is the patient population that lacks the ability to clear triglycerides because of an enzymatic deficiency and as a result the triglycerides are so high in these patients that they form these large buoyant particles called chylomicrons. And you can visibly see chylomicrons in their blood like that picture in the middle. It's a layer of fat and it's this buoyant or this viscous blood causes a problem the most severe of which are acute pancreatitis, which can be life-threatening, puts patients in the hospital in the ICU, can cause additional effects like pancreatic necrosis, multi-organ failure.

These patients also suffered daily symptoms from their disease that affects them causing things like nausea, vomiting, brain fog, fatigue, they have difficulty working. So it's not only disease that results in a very acute life-threatening event, but is also affects their daily living. They can't eat any dietary fat otherwise it could send them into the ICU. There are no treatments for this disease today.

Mary is someone who, although she lived with abdominal pain all her life, didn't know that she had this disease. She had a pancreatic attack later in life and was in – her organs started to shut down. Excuse me. And she was on life support. She then had 15 more bouts of pancreatitis. It affected her marriage, she filed bankruptcy, it truly is a disease that affects these patients, their lives and their ability to live a normal life, in addition to having that looming threat of acute pancreatitis that could kill them.

So in our Phase 3 study for volanesorsen we had robust efficacy in our primary endpoint we showed 77% reduction in triglycerides. This is something that has never been achieved for these patients. All of these patients – they do not respond to any triglyceride lowering treatment because of the defect in their enzymatic pathway is how current treatments work. So this is quite profound for these patients. We also saw improvement in decrease incidence of pancreatitis attacks and pain intensity. So important efficacy in these patients we are very well on track in terms of our regulatory interactions as I mentioned. An important point that we do have AdCom, FDA panel on May 10. We have only one risk that we are managing and that’s platelets fact with these patients. These patients and FCS inherently have volatile platelets levels high and low. Volanesorsen does add to that, but this is something that's very monitorable and manageable. And we are able to manage these patients through that support program that we've been using throughout our open label extension. We have a high touch patient support case management group that we've already built out in anticipation for commercial launch and that program really is designed to accommodate any potential realm.

So as I mentioned, we have our PDUFA date on August 30 for U.S. approval. Europe we expect also approval in late summer. And in Canada we also filed, we have a priority review in Canada and we anticipate that to be our earliest launch in early summer.

So as we think about these two diseases, these two drugs inotersen and volanesorsen, and we are very much in commercial readiness mode. We are for both building out a commercial team there's a quite a bit of infrastructure that we've built out for volanesorsen that we are leveraging for inotersen. The high touch patient support program that I mentioned our case managers are fully on board and will cover both programs. The commercial product is manufactured for both products and ready for labeling and also our distribution and logistics channels are established and where we had already built out our relationships with specialty pharma, et cetera, we are leveraging for inotersen as well so that we can really move that quickly to commercialization.

We have quite an experienced commercial team that we built in, very excited about the talent that we brought on board with significant years in the biotech industry and specifically with rare disease experience and also with launch experience. As we look at these two drugs we are establishing a focused sales force for each and medical field team because the simultaneous launch is really wanting to ensure that we have that focus call point but when we have quite a bit of synergy is in the areas of market access and reimbursement patients support in all of the commercial operations and training.

And then we have infrastructure in several countries in Europe, as well we have our management are augmenting the teams that we had already established for volanesorsen, augmenting them for inotersen so that we are ready to launch this summer.

And as I mentioned the patient support program, it is a very important part of how we commercialize rare diseases. And as we think about a rare disease in a patient population that truly needs tremendous support not only for taking a drug but also navigating their disease, our case managers are field based, can work directly with the patients: help them get through reimbursement, educate them on the disease and understand how to find resources to support their disease, help them with injection, support training.

These are both a self-injected, once weekly therapies that they do at home, help them with coordinating delivery and also for the platelet monitoring that I mentioned as well to make it as easy and simple as possible for patients for the platelet monitoring. We offer and we're already doing this in our open-label – someone comes to their home takes a blood draw and sends it to the lab to make it again as easy as possible for patients.

So I talked about our two near-term, commercial launches inotersen and volanesorsen, we also have other drugs in our pipeline. First, with volanesorsen, we do have a second rare disease familial partial lipodystrophy that we’re in Phase 3 clinical development for, data readout is expected next year. This is another disease with no approved therapies, different from FCS these patients lack the ability to store fat, they have defective adipose tissue, the essential of no adipose tissue throughout their bodies, you can see a typical patient just around her chin and face but what looks to be muscular appearance is actually fat deposited at topically in the muscle.

So as a result of the nowhere for the fast to go, they have extreme levels of triglycerides but that also causes other metabolic issues, a lot of the fat deposits on the liver and the heart, these patients die of liver disease and heart disease. And they have extreme insulin resistance as well as I mentioned this data will read out next year. The remaining drugs in our pipeline, there are four drugs in our pipeline are based on Ionis’ advanced LICA technology, it is a GalNAc based technology that delivers the drug efficiently to the target liver cells requiring very small doses to give you a sense, our parent drugs are three 300 milligrams dosed once weekly. We can dose 10 to 20 milligrams once weekly with LICAs or about 60 milligrams monthly.

So it offers quite a bit of convenience very low doses and so far we have three of the four in the clinic and Ionis has overall 12 LICAs in the clinic, all have no tolerability issues and no platelet issues. So first I’ll talk about quickly angiopoietin-like 3, this is a drug that we are in two Phase 2 trials right now, one for rare hyperlipidemia and we expect data later this year.

And a second in a broader patient population for NAFLD with metabolic complications and we expect that data later actually next year. And then we have two of the drugs that we have partnered with Novartis for very large, our patient population is the millions of patients who are at cardiovascular risks for that are driven by two factors, one is high Lp(a) and the other one is high triglycerides. So that's the APO(a)-LRx drug is in Phase 2 development for high Lp(a) in patients with cardiovascular risk and the APOCIII-LRx for high triglyceridemia with cardiovascular risk.

The last LICA drug is the one that we just licensed from Ionis for TTR is a follow on to inotersen, which we will move very rapidly to the clinic. We will go into the clinic later this year, first for the hereditary form and then look at potentially a broader patient population of the wild-type form as well.

And just to give you a sense, not to go through all, each of these drugs but to show you some monthly data on the APOCIII LICA we've seen consistency across all of the LICA. So on this data we reported out shows a period of four monthly doses at 60 milligrams monthly giving us equivalent knockdown of what we see on a weekly basis, very good tolerability, no platelet effect, so very confident that this will readout across all of the LICA drugs in our platform to have that consistent knockdown and a good safety profile.

Our APO(a), drug for high Lp(a) which is an independent cardiovascular risk factor. This is for patients whose LDL is controlled as it can be, but they're still having cardiovascular events, again, partnered with Novartis. We are in a Phase 2 study which completed enrollment earlier this year. That will – the data will read out in the early part of the second half of this year, its 270 patients study looking at multiple doses including monthly cohort. Importantly, we've – at this point in time have many patients who have gone through six months on drug. We have, again, no tolerability issues, no platelet issues.

Novartis is working hand-in-hand with us to design a Phase 3 trial, which they would then run; it would be a large outcome study. We anticipate going to the FDA later this year with an end of Phase 2 meeting. And Novartis would then have an opt-in period to opt in with a $150 million license fee which we expect in the early part of next year and that would be split 50-50 with Ionis.

So a lot of things going on in the company, quite a bit of near-term events starting with of course, approval of inotersen and volanesorsen and global launches. And then significant amounts of data readouts across our pipeline in the start of our Phase 1 study for TTR-LRx, which is the LICA form of TTR.

So with that I’m really excited to share that we are in a position to be launching two drugs in a very severe patient population – populations this year for diseases that really have such high unmet medical need. We are poised to do this globally. We also have a very deep pipeline of additionally exciting drugs on behind these first two, and we are well-funded to get to all of the milestones that we have through 2019.

And so with that, I will open it up to questions. So thank you.

Q&A

<Q>: Question Inaudible

<A – Paula Soteropoulos>: So the question was in fact we’ve talked about pricing it off. So we anticipate for both drugs pricing that would be commensurate with the value that we give or potentially give to these patients, even think about orphan drug pricing. We've talked to payers in the major markets and I'll start with volanesorsen first. And what we've heard consistently back from payers is that they see this as a disease similar to like a lysosomal storage disorders that type of pricing you can think about. And we anticipate that inotersen would be off the price, I’m not going to talk about specific pricing, but we don’t have pricing yet.

<Q>: Question Inaudible

<A – Paula Soteropoulos>: Sure. It's interesting because there is a growing understanding of what that patient population looks like. It used to be thought that there was a polyneuropathy population, separate cardiomyopathy, and really there is a lot of overlaps. It's likely to be about 10,000 patients globally that have some form of polyneuropathy, but up to 50,000 patients that also have the cardiomyopathy form as well.

<Q>: Question Inaudible

<A – Paula Soteropoulos>: Yes, Alnylam has RNAis with patisiran which is likely to be approved also this summer.

<Q>: When is the closing of the transaction?

<A – Paula Soteropoulos>: April 17. Is that the exact date? 16, April 16. Yes. And a proxy just went out yesterday on that. Any other questions?

<Q>: Question Inaudible

<A – Paula Soteropoulos>: Okay. So I'll just repeat the question. This is a question really around the basic concept of forming Akcea. So when we initially formed Akcea is really put these four drugs together that fit very well together and create the development in commercialization organization. And for Ionis who have traditionally partnered their drug, this allowed them to participate in the commercial upside without commercializing themselves that to stay closer to participate in the success of the drug partly through an ownership position in Akcea as well as a very close collaboration with the addition of inotersen and the TTR LICA drug.

It was an opportunity to look to really build upon the foundation that we've built for the volanesorsen with a very specific rare disease focus in our excellence in building that. We also, because of the close relationship with Ionis, we're able to rapidly bring in inotersen quickly to be able to be in a position to launch very shortly versus another partner who might have to take more time to close the transaction and integrate. And we did bring people over from Ionis who are now Akcea employees. But as we think about Akcea moving forward, we're building upon really is in the rare disease focus not specifically just cardio metabolic. So there's a lot of what we've built for volanesorsen cuts across any rare disease.

<<Paula Soteropoulos, President & Chief Executive Officer>>

Okay. All right, thank you very much.

17th Annual Needham Healthcare Conference
New York, NY
March 27, 2018 10:30 AM (ET)
Presentation Materials